EXHIBIT 10.2

CREDIT AGREEMENT

Dated as of February 6, 2004

Between

LNR DB FACILITY MORTGAGES, INC.,

as Borrower,

and

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH,

as Lender

SCHEDULES

Schedule A	-	Domestic and Eurodollar Lending Offices
Schedule B	-	Disclosure Schedule
Schedule C	-	Legal File

EXHIBITS

Exhibit A	-	Form of Promissory Note
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C	-	Form of Loan Schedule
Exhibit D	-	Form of Monthly Loan Servicing Report
Exhibit E	-	Form of Custodial Agreement
Exhibit F	-	Form of Notice of Borrowing
Exhibit G	-	Form of Request for Partial Release
Exhibit H		Representations and Warranties for Mezzanine Loans
Exhibit I		Representations and Warranties for B Notes

iii

CREDIT AGREEMENT

CREDIT AGREEMENT (“Agreement”), dated as of February 6, 2004, between LNR DB FACILITY MORTGAGES, INC., a Delaware corporation (“Borrower”) and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a banking institution (together with its successors and assigns, “Lender”).

PRELIMINARY STATEMENTS:

(1) Borrower is in the business of purchasing and originating Mezzanine Loans and B Notes.

(2) Borrower has requested that Lender make Advances to Borrower from time to time in order to provide funds to the Borrower to make or acquire Mezzanine Loans and B Notes. The Lender has indicated its willingness to agree to lend such amount on the terms and conditions of this Agreement.

(3) NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“A Note” means the senior promissory note or other evidence of senior indebtedness of a borrower under a mortgage loan secured by a multifamily property or commercial property, including any amendments or modifications, or any renewal or substitution notes.

“Advance” has the meaning specified in Section 2.01. Each Advance shall be either a Mezzanine Loan Advance or a B Note Advance.

“Advance Amount” means the principal amount of any Advance.

“Advance Rate” means as follows:

(a) with respect to a Mezzanine Loan Advance, (i) if the related Mezzanine Loan was originated by Lender or an Affiliate thereof, sixty percent (60%) or such higher percentage (up to a maximum of sixty-five percent (65%)) as Lender may determine in its sole discretion or (ii) if the related Mezzanine Loan was not originated by Lender or an Affiliate thereof, fifty-five percent (55%) or such higher percentage (up to a maximum of sixty percent (60%)) as Lender may determine in its sole discretion; and

(b) with respect to a B Note Advance, (i) if the related B Note was originated by Lender or an Affiliate thereof, seventy-five percent (75%) or (ii) if the related B Note was not originated by Lender or an Affiliate thereof, sixty-five percent (65%).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Applicable Lending Office” means Lender’s Eurodollar Lending Office with respect to each Eurodollar Rate Advance and Lender’s Domestic Lending Office with respect to each Base Rate Advance.

“Applicable Margin” means

(a) with respect to any Eurodollar Rate Advance which is a Mezzanine Loan Advance, (A) if the related Mezzanine Loan was originated by Lender or an Affiliate thereof, 185 basis points (1.85%) per annum or such lower margin (subject to a minimum of 160 basis points (1.60%) per annum) as Lender may determine in its sole discretion or (B) if the related Mezzanine Loan was not originated by Lender or an Affiliate thereof, 200 basis points (2.00%) per annum; and

(b) with respect to any Eurodollar Rate Advance which is a B Note Advance, (A) if the related B Note was originated by Lender or an Affiliate thereof, 75 basis points (0.75%) per annum or (B) if the related B Note was not originated by Lender or an Affiliate thereof, 175 basis points (1.75%) per annum.

“B Note” means a junior participation interest in a commercial mortgage loan secured by a first lien on multifamily and/or commercial properties, including, without limitation, an interest in a commercial mortgage loan that is junior to one or more other subordinated interests in such loan.

“B Note Advance” means an Advance made to the Borrower to provide funds to acquire one or more B Notes from third parties, including Affiliates of the Borrower.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal to the lesser of (a) the maximum non-usurious rate permitted by Law or (b) the greater of (i) the rate of interest announced publicly by Deutsche Bank AG, New York Branch, in New York, from time to time, as its “Prime Rate” and (ii) one percent (1%) above the Federal Funds Rate.

“Base Rate Advance” means an Advance which bears interest in accordance with Section 2.05(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means an account of Borrower maintained by Borrower and designated by notice to Lender not less than two (2) days prior to the Closing Date.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit B hereto, duly certified by the chief financial officer of Borrower.

“Borrowing Base Deficiency” means, at any time with respect to any Mezzanine Loan or B Note, the excess, if any, of (a) the then outstanding principal amount of the Advance with respect to such Mezzanine Loan or B Note outstanding at such time over (b) the product of (i) the related Loan Value at such time and (ii) the related Advance Rate.

“Borrowing Limit” means Three Hundred Million Dollars ($300,000,000); provided, however, that no more than One Hundred Fifty Million Dollars ($150,000,000) of such amount may be outstanding at any time with respect to Advances relating to Mezzanine Loans or B Notes which were not originated by Lender or an Affiliate thereof.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, and, if the applicable Business Day relates to any Eurodollar Rate Advances, a Business Day on which commercial banks are open for international business (including dealings in dollar deposits in the London interbank market).

“Capitalized Leases” means, with respect to any Person, any leases of any property by such Person, as lessee, which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateral Account” has the meaning specified in Section 2.04.

“Change of Control” means with respect to any Person (a) the sale or transfer by Persons who are the direct beneficial owners of such Person as of the Closing Date of more than forty-nine and nine-tenths percent (49.9%) of the direct or indirect right to distributions from such Person in the aggregate to Persons who were not direct beneficial owners as of such date or (b) the sale or transfer by such direct beneficial owners of such Person as of the Closing Date of more than forty-nine and nine-tenths percent (49.9%) of the direct or indirect voting rights in such Person to Persons who were not direct beneficial owners as of such date.

“Closing Date” means the date on which Borrower shall execute and deliver this Agreement.

“Collateral” means, collectively,

(a) with respect to the B Notes, all Eligible B Notes which are the subject of Advances and all of Borrower’s right, title and interest in and to each of the documents comprising the related Legal Files;

(b) with respect to the Mezzanine Loans, all Eligible Mezzanine Loans which are the subject of Advances and all of Borrower’s right, title and interest in and to each of the documents comprising the related Legal Files; and

(c) all other property, whether real, personal or mixed, tangible or intangible, owned or to be owned or leased or to be leased or otherwise held or to be held by Borrower or in which Borrower shall have or shall acquire an interest, to the extent that Borrower’s interest therein is now or hereafter granted, assigned, transferred, mortgaged or pledged to Lender or in which a security interest is granted to Lender to secure all or any part of the Obligations of Borrower under the Loan Documents.

“Collateral Documents” means the Security Agreement and any other agreement that creates or purports to create a Lien in favor of Lender.

“Commitment Expiration Date” means February 6, 2006.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Custodial Agreement” means the Custodial Agreement of even date herewith, by and among Borrower, Lender and the Custodian, substantially in the form of Exhibit E annexed hereto, as it may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Custodian” means LaSalle National Bank, the financial institution selected to act as Custodian pursuant to the Custodial Agreement, and any other financial institution subsequently selected by Lender to so act, and reasonably acceptable to Borrower.

“Debt” of any Person means, without duplication,

(a) all indebtedness of such Person for borrowed money;

(b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of such Person’s business);

(c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e) all Obligations of such Person for lease payments payable by such Person as lessee under Capitalized Leases;

(f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

(g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and

(i) all Debt referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Determination Date” with respect to each Interest Period, the second Business Day prior to the first day of such Interest Period.

“Disclosed Litigation” has the meaning specified in Section 3.01(b).

“Disclosure Schedule” means the schedule of litigation attached to this Agreement as Schedule B.

“Dollars” and the sign “$” means the lawful money of the United States of America.

“Domestic Lending Office” means the office of Lender specified as its “Domestic Lending Office” on Schedule A hereto or such other office of Lender as Lender may from time to time specify to Borrower.

“Eligible B Notes” means performing B Notes acceptable to Lender in the exercise of its good faith business judgment and with respect to which the representations and warranties set forth in Exhibit I are true and correct, unless waived by Lender.

“Eligible Mezzanine Loan” means a performing Mezzanine Loan acceptable to Lender in the exercise of its good faith business judgment and with respect to which the representations and warranties set forth in Exhibit H are true and correct, unless waived by Lender.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law (or any permit, approval, identification number, license or other authorization required thereunder) or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means the office of Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule A hereto or such other office of Lender as Lender may from time to time specify to Borrower.

“Eurodollar Rate” means, for any Interest Period, either (a) the quotation (expressed as percentage per annum) appearing on Telerate Page 3750 as of 11:00 a.m., New York time, on the relevant Determination Date for such Interest Period for U.S. Dollar deposits for the relevant Interest Period in the London interbank market (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) or, if no such rate appears on Telerate Page 3750, or (b) the arithmetic mean (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) of the rates quoted at approximately 11:00 a.m., London time, on such Determination Date, by four (4) major banks in the London interbank market, selected by Lender, to prime banks in the London interbank market for U.S. Dollar deposits for the relevant Interest Period commencing on the first day of such Interest Period and in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time, provided that, if fewer than four such quotations are provided as requested, the rate of interest that is in effect on such Determination Date will be (i) the Eurodollar Rate for the immediately preceding Interest Period divided by (ii) one (1) minus the Eurodollar Rate Reserve Percentage. The foregoing notwithstanding, the Eurodollar Rate for any Stub Interest Period shall be determined on the basis of a one-month Interest Period commencing on the date of the applicable Advance.

“Eurodollar Rate Advance” means any Advance which bears interest in accordance with Section 2.05(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period means the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” has the meaning specified in Section 2.08(a).

“Exculpated Parties” has the meaning specified in Section 9.12.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Fiscal Year” means a fiscal year of the Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year or such other fiscal year as the Borrower may select from time to time in accordance with the terms of this Agreement.

“GAAP” means generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in Section 5.03.

“Governmental Authority” means any nation or government, any state, county, municipality or other political subdivision or branch thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any agency, board, commission, court, department or officer thereof.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty” means the Guaranty made by LNR in favor of the Lender with respect to the Advances, dated as of the date hereof.

“Hazardous Materials” means (a) refined petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial Advance” has the meaning specified in Section 3.01.

“Interest Payment Date” means the first 1st day of each calendar month while any portion of the Loan remains unpaid; provided, however, that if such Interest Payment Date is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day.

“Interest Period” means, a period commencing on the date of the Initial Advance hereunder to but excluding the next succeeding Interest Payment Date and each successive one month period from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date; provided, however, that with respect to any Advance that is funded by Lender on a day other than an Interest Payment Date, the initial Interest Period for such Advance (a “Stub Interest Period”) shall be the period commencing on the date of such Advance to but excluding the next succeeding

Interest Payment Date; and provided further that no Interest Period shall extend beyond the latest Termination Date of any Advance made hereunder.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Laws” means all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, determinations, awards and court orders of any federal, state, municipal or local government, governmental authority, regulatory agency or authority.

“Legal File” means, with respect to any Eligible Mezzanine Loan or Eligible B Note, the applicable documents listed on Schedule C attached hereto.

“Lender” has the meaning specified in the Preliminary Statement.

“LIBOR Breakage” means the amount of losses, costs, charges and damages which are actually incurred or which would be incurred by Lender (as reasonably determined by Lender) as a result of any early termination of any arrangement, or the entry into a new arrangement, with any other member of the London interbank market for the funding of any portion of any Advance (determined as though such Lender had funded 100% of such portion in the London interbank market and calculated as of the date of the applicable repayment or acceleration).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“LNR” has the meaning specified in Section 4.01(e).

“Loan Documents” means (i) this Agreement, (ii) the Note, (iii) the Custodial Agreement, (iv) the Collateral Documents, (v) the Guaranty and (vi) any other written agreement, document or instrument evidencing, securing or otherwise related to the Advances, in each case as amended or otherwise modified from time to time.

“Loan Servicer” has the meaning specified in Section 7.02.

“Loan Value” means, with respect to any Mezzanine Loan, B Note or other Collateral, an amount equal to the least of (a) the outstanding principal amount of the applicable Mezzanine Loan, B Note or other Collateral, (b) the purchase price paid by Borrower to acquire such Mezzanine Loan, B Note or other Collateral or (c) the fair market value of such Mezzanine Loan, B Note or other Collateral, as determined by Lender in its good faith business judgment.

“Margin Call Notice” has the meaning specified in Section 2.04(b).

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties of Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Lender under any Loan Document or (c) the ability of Borrower to perform its Obligations under any Loan Document to which it is or is to be a party.

“Maximum Effective Advance Rate” means, with respect to any Mezzanine Loan or B Note for purposes of calculating the Threshold Amount, the rate, expressed as a percentage, obtained by (i) taking the related Advance Rate, expressed as a decimal, (ii) adding 0.10 thereto and (iii) multiplying the result by 100.

“Mezzanine Loan” means a mezzanine loan (or participation interest, including a junior participation interest, therein) secured by a pledge of the entire direct or indirect equity ownership interest (or, in the case of a partnership, the entire limited partnership interest) in an entity that owns one or more multifamily and/or commercial properties.

“Mezzanine Loan Advance” means an Advance made to the Borrower to provide funds to make or acquire one or more Mezzanine Loans from third parties, including Affiliates of the Borrower.

“Net Cash Proceeds” means, with respect to any sale, transfer or other disposition of any Mezzanine Loan or B Note, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary out-of-pocket brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (b) reasonable and customary out-of-pocket closing costs and (c) the amount of taxes payable in connection with or as a result of such transaction, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person and are properly attributable to such transaction or to the asset that is the subject thereof.

“Note” means the promissory note of Borrower payable to the order of the Lender, in substantially the form attached hereto as Exhibit A, evidencing the indebtedness of Borrower to the Lender resulting from the Advances made by the Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02.

“Obligation” means, with respect to any Person, any payment or performance obligation of such Person of any kind, including, without limitation, any liability of such

Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of Borrower.

“Organizational Documents” means, (a) with respect to any Person that is a corporation, the certificate of incorporation or charter and by-laws of such Person, (b) with respect to any Person that is a partnership, the partnership agreement and, if a limited partnership, certificate of limited partnership of such Person, and (c) with respect to any Person that is a limited liability company, the articles of organization and the operating agreement of such Person.

“Other Taxes” has the meaning specified in Section 2.08(b).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as landlord’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 90 days; and (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Preliminary Due Diligence Package” means with respect to each Mezzanine Loan or B Note proposed for inclusion as Collateral under this Agreement, a summary memorandum outlining the related transaction, including, to the reasonable knowledge of the Borrower, potential transaction benefits and all material underwriting risks, Underwriting Issues and all other characteristics of the proposed Advance that a reasonable lender would consider material, together with the following due diligence information relating to such Mezzanine Loan or B Note to be provided by Borrower to Lender pursuant to this Agreement:

(a) the information relating to such Mezzanine Loan or B Note contained in the schedule attached hereto as Exhibit C;

(b) the current rent roll in respect of the related mortgaged property, if applicable;

(c) the cash flow pro-forma, plus historical information, if available;

(d) a description of the related mortgaged property and the ownership structure of the borrower and the sponsor (including, without limitation, the board of directors, if applicable and available);

(e) indicative debt service coverage ratios;

(f) indicative loan-to-value ratio;

(g) term sheet outlining the transaction generally;

(h) Borrower’s relationship with the mortgagor or borrower, if any;

(i) any exceptions to the representations and warranties set forth in Exhibit H or Exhibit I, as applicable; and

(j) such other information as Lender may reasonably request, which is available to or can be obtained by the Borrower without unreasonable effort or expense;

provided that, in the case of any Mezzanine Loan or B Note that was originated by Lender or an Affiliate thereof, the “Preliminary Due Diligence Package” shall be limited to the items described in clauses (b), (c), (e), (f), (h), (i) and (j) above.

“Property Value” means, with respect to any multifamily property or commercial property relating to a Mezzanine Loan or B Note, an amount equal to the market value of such multifamily property or commercial property as determined by the Lender in its sole discretion.

“Release Price” means, with respect to an Eligible Mezzanine Loan or Eligible B Note, the payment to be made by Borrower in order to effect the release of such Eligible Mezzanine Loan or Eligible B Note from the Liens of the Loan Documents thereon, which Release Price shall be equal to the sum of (a) the principal amount of the Advance made with respect to the applicable Mezzanine Loan or B Note minus, as of the dates of release, the amount of principal prepayments previously made by the Borrower attributable to such Mezzanine Loan or B Note equal to the sum of (x) prepayments from principal collections pursuant to Section 2.04(b)(i) and Section 2.04(b)(ii) and (y) such Advances pro rata share of all voluntary prepayments pursuant to Section 2.04(a) and/or prepayments in connection with a Margin Call Notice pursuant to Section 2.04(b)(iii), plus (b) LIBOR Breakage, if any, and shall be adjusted by Lender to account for any principal payments made from time to time by the Borrower in respect of such Mezzanine Loan or B Note.

“Responsible Officer” means the following officers of Borrower or any officer of Borrower subsequently designated in writing by Borrower as a “Responsible Officer”: (i)

President; (ii) Vice-President; (iii) Chief Operating Officer; (iv) Chief Executive Officer; and (v) Chief Financial Officer.

“Security Agreement” has the meaning specified in Section 3.01(d)(vii).

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stub Interest Period” has the meaning specified in the definition of “Interest Period.”

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.08(a).

“Termination Date” means with respect to any Advance, the earlier of (i) the stated maturity date of the related Mezzanine Loan or B Note and (ii) February 6, 2009.

“Threshold Amount” means, at any time that a Borrowing Base Deficiency exists with respect to any Mezzanine Loan or B Note, the excess, if any, of (a) the principal amount of the Advance with respect to such Mezzanine Loan or B Note outstanding at such time over (b) the product of (i) the related Loan Value at such time and (ii) the related Maximum Effective Advance Rate.

“Underwriting Issues” means all material information that has come to Borrower’s attention that, based on the making of reasonable inquiries and the exercise of reasonable care and diligence under the circumstances, would be considered a materially “negative” factor (either separately or in the aggregate with other material information), or a material defect in loan documentation or closing deliveries (such as any absence of any material document that would be required to be included in the Legal File), to a reasonable institutional mortgage lender in determining whether to lend against the Collateral in question.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II

AMOUNT AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. The Lender agrees, on the terms and conditions hereinafter set forth, to make advances (each, an “Advance”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Commitment Expiration Date in an aggregate principal amount not to exceed the applicable Borrowing Limit. Each Advance shall, unless approved in advance by Lender, be in a minimum principal amount of $1,000,000 or an integral multiple of $10,000 in excess thereof. Within the applicable Borrowing Limit in effect from time to time, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.04 and reborrow under this Section 2.01.

SECTION 2.02. Making the Advances.

(a) Upon satisfaction of the conditions precedent to Lender’s obligations pursuant to this Agreement, the Advances shall be made on notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed disbursement of the Advance, by the Borrower to Lender. Such notice (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit F hereto, specifying therein, among other things, (i) the requested date of such Advance, (ii) the amount of such Advance, (iii) the Property Value agreed to by Borrower and Lender and (iv) with respect to each B Note Advance only, the outstanding principal amounts of the related A Note and B Note (or B Notes, as applicable). Subject to the satisfaction of the conditions precedent to Lender’s obligations under this Agreement, the Lender shall, on the date of the proposed Advance, make funds in an amount equal to the amount of such Advance available to Borrower by crediting Borrower’s Account.

(b) Lender and Borrower shall consult one another and cooperate with respect to the identification of potential Eligible Mezzanine Loans and Eligible B Notes for inclusion as

Collateral under this Agreement. In order to obtain formal approval from Lender of a particular Mezzanine Loan as an Eligible Mezzanine Loan or particular B Note as an Eligible B Note, Borrower shall submit to Lender a Preliminary Due Diligence Package with respect thereto. In addition, Borrower shall, at the request of Lender provide Lender the opportunity to conduct a site inspection of the applicable mortgaged property, to the extent permitted under the applicable commercial mortgage loan documents. Lender shall endeavor in good faith to respond in writing within five (5) Business Days after submission of the information set forth above as to whether the proposed Mezzanine Loan constitutes an Eligible Mezzanine Loan or the proposed B Note constitutes an Eligible B Note under this Agreement. Borrower shall not submit any Notice of Borrowing requesting an Advance with respect to any Mezzanine Loans or B Notes until such time as Borrower has received written confirmation from Lender that such Mezzanine Loans constitute Eligible Mezzanine Loans or such B Notes constitute Eligible B Notes and as to the Loan Value at the time the Advance is made of such Eligible Mezzanine Loans or Eligible B Notes.

SECTION 2.03. Repayment of Advances. Subject to the provisions of Section 2.04, Borrower shall repay to Lender the aggregate outstanding principal amount of each Advance (calculated as of the Interest Payment Date twelfth preceding the applicable Termination Date) in four equal quarterly installments on the Interest Payment Dates ninth, sixth and third preceding the applicable Termination Date and on the applicable Termination Date; provided that (a) in the event the Borrower makes a voluntary prepayment or mandatory prepayment of such Advance pursuant to Section 2.04 after the Interest Payment Date twelfth preceding such Termination Date, then the amount of each remaining quarterly installment shall be reduced by an amount equal to the quotient of (i) the amount of such voluntary prepayment or mandatory prepayment divided by (ii) the number of remaining quarterly Interest Payment Dates on which installments are due (including, if such prepayment is made on a date on which such quarterly installment is due, such date in the number determined pursuant to this clause (ii)) and (b) Borrower shall repay to Lender the aggregate outstanding principal amount of each Advance outstanding on the applicable Termination Date.

SECTION 2.04. Prepayments.

(a) Voluntary. The principal amount of the Advances made by Lender pursuant to this Agreement may be prepaid in whole or in part at the option of Borrower, upon not less than five (5) Business Days’ notice to Lender.

(b) Mandatory.

(i) Collections of Principal. Borrower shall, on each Interest Payment Date, prepay an aggregate principal amount of the Advances outstanding equal to the product of (A) the amount of principal paid by the borrowers under the Mezzanine Loan (in the case of the Mezzanine Loans) or by mortgagors on the underlying mortgage loans in payment of the B Notes (in the case of the B Notes) during the period commencing on the immediately preceding Interest Payment Date and ending on the day before such Interest Payment Date with respect to the Mezzanine Loans or B Notes comprising Collateral for the Obligations of the Borrower under the Loan Documents and (B) the applicable Advance Rate.

(ii) Net Cash Proceeds. Borrower shall, on the date of receipt of the Net Cash Proceeds by Borrower or any of its Subsidiaries from the sale, transfer or other disposition of any Collateral, prepay an aggregate principal amount of the Advances equal to the lesser of (A) the amount of such Net Cash Proceeds and (B) the outstanding principal amount of the Advance made with respect to the applicable Mezzanine Loan or B Note sold, transferred or otherwise disposed.

(iii) Margin Call. In the event that on any Business Day prior to the applicable Termination Date, Lender, acting in good faith, shall determine in its sole discretion that a Borrowing Base Deficiency in excess of the applicable Threshold Amount then exists with respect to any Mezzanine Loan or B Note, Lender shall deliver a notice (a “Margin Call Notice”) to the Borrower requesting that Borrower cure such Borrowing Base Deficiency and, to the extent commercially feasible, stating the reasons for such notice. Within two (2) Business Days following receipt of a Margin Call Notice, Borrower shall cure such Borrowing Base Deficiency by either:

(A) prepaying a principal amount of the related Advance equal to the amount of such Borrowing Base Deficiency; or

(B) obtaining a release of the applicable Mezzanine Loan or B Note in accordance with the terms and conditions of Article VIII by prepaying the Release Price with respect to such Mezzanine Loan or B Note.

(iv) Change of Control. In the event that there is a Change of Control of Borrower, Lender may (i) by notice to Borrower declare the Note, all interest thereon, and other amounts payable under this Agreement and the other Loan Documents to be due and payable as of the date set forth in such notice, which date shall be not less than sixty (60) days after the date of such notice, whereupon Borrower shall prepay on such date all such amounts without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and (ii) declare its obligation to make further Advances to be terminated, whereupon the same shall forthwith terminate.

All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid. If any payment required to be made under this Section 2.04(b) (or any prepayment as a result of an acceleration following the occurrence of an Event of Default) on account of Eurodollar Rate Advances would be made other than on the last day of the applicable Interest Period therefor, the Borrower shall concurrently with such prepayment, reimburse the Lender for any LIBOR Breakage; provided, however, that in lieu of paying such LIBOR Breakage, the Borrower shall have the option to make such prepayment into an account of the Lender (the “Cash Collateral Account”) in which event such funds shall be held by the Lender in the Cash Collateral Account as additional security for the Advances and shall not be applied to the repayment of the applicable Advance until the last day of the applicable Interest Period. In such event the Borrower shall execute and deliver such documents as the Lender shall reasonably request in order to establish, perfect and evidence the Lender’s interests in the Cash Collateral Account.

SECTION 2.05. Interest.

(a) Scheduled Interest. Borrower shall pay interest on the unpaid principal amount of each Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. For periods, if any, during which this Agreement provides that such Advance shall accrue interest based upon the Base Rate, a rate per annum equal at all times to the Base Rate in effect from time to time; payable in arrears monthly on each Interest Payment Date during such periods and on the date such Base Rate Advance shall be converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin, payable in arrears monthly on each Interest Payment Date.

Except as expressly provided in Section 2.06, interest on all outstanding Advances shall accrue and be payable in accordance with clause (ii) of this Section 2.05(a).

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to the Lender, payable in arrears on each Interest Payment Date and on demand, at a rate per annum equal at all times to the lesser of (x) the maximum non-usurious rate permitted by law or (y) five percent (5%) per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the lesser of (x) the maximum non-usurious rate permitted by law or (y) five percent (5%) per annum above the rate per annum required to be paid on the applicable Advances.

(c) Notice of Interest Rate. Lender (or a Loan Servicer on behalf of Lender) shall, prior to the commencement of each Interest Period, determine and provide Borrower with a statement of the Eurodollar Rate applicable for the related Interest Period and the applicable interest rate for the related Interest Period. After determining the applicable interest rate, Lender (or a Loan Servicer on behalf of Lender) shall calculate the aggregate interest payment payable on the outstanding Advances on the relevant Interest Payment Date and shall, as soon as practicable, notify Borrower of such rates and the amount of the applicable interest installments. The determination of the interest rate payable on the outstanding Advances and the calculation of each interest installment by Lender (or a Loan Servicer on behalf of Lender) shall, in the absence of manifest error, be presumptive evidence of the amount due; provided, however, that any error in the determination of such interest rates and the calculation of each interest installment made by Lender (or a Loan Servicer on behalf of Lender) shall not relieve Borrower from its obligations hereunder.

SECTION 2.06. Increased Costs, Etc.

(a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to Lender of agreeing to make or of making, funding or maintaining any Eurodollar Rate Advance (excluding for purposes of this Section 2.06 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.08 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then Borrower shall from time to time, upon notice thereof and demand by Lender therefor, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Lender, shall be presumptive evidence of the amount due.

(b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender as a result of or based upon the existence of Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by Lender, Borrower shall pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender in the light of such circumstances, to the extent that Lender reasonably determines such increase in capital to be allocable to the existence of Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to Borrower by Lender shall be presumptive evidence of the amount due.

(c) If, Lender notifies Borrower that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to Lender of making, funding or maintaining any Advance as a Eurodollar Rate Advance for such Interest Period, (i) such Advance will automatically, on the last day of the then existing Interest Period therefor, convert from a Eurodollar Rate Advance into a Base Rate Advance and (ii) the obligation of Lender to make or maintain Eurodollar Rate Advances shall be suspended until Lender shall notify Borrower that it has determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for Lender or its Eurodollar Lending Office to perform its obligations hereunder to fund or maintain any Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by Lender to Borrower (i) such Advances will automatically, upon such demand, convert into Base Rate Advances and (ii) the obligation of the Lender to make or maintain Eurodollar Rate Advances shall be suspended until Lender shall notify Borrower that it has determined that the circumstances causing such suspension no longer exist.

SECTION 2.07. Payments and Computations.

(a) Borrower shall make each payment hereunder and under the Note, irrespective of any right of counterclaim or set-off, not later than 3:00 P.M. (New York City time) on each Interest Payment Date in Dollars to Lender in same day funds at the account most recently designated in writing by the Lender to the Borrower.

(b) Borrower hereby authorizes Lender, if and to the extent payment owed to Lender is not made when due hereunder or under the Note, to charge from time to time against any or all of Borrower’s accounts with Lender any amount so due.

(c) All computations of interest and fees shall be made by Lender (or any Loan Servicer on behalf of Lender) on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by Lender (or any Loan Servicer on behalf of Lender) of an interest rate or fee hereunder shall be presumptive evidence of the amount due.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

SECTION 2.08. Taxes.

(a) Any and all payments by Borrower hereunder or under the Note shall be made, in accordance with Section 2.07, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes that are imposed on Lender’s overall net income by the United States and taxes that are imposed on the Lender’s overall net income (and franchise taxes imposed in lieu thereof) by the local, state or foreign jurisdiction under the laws of which Lender is organized or any political subdivision thereof and taxes that are imposed on Lender’s overall net income (and franchise taxes imposed in lieu thereof) by the local, state or foreign jurisdiction of Lender’s Applicable Lending Office or any political subdivision thereof (all such excluded taxes being hereafter referred to as “Excluded Taxes” and all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Note being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Note to Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Note or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Note other than Excluded Taxes (hereinafter referred to as “Other Taxes”).

(c) Borrower shall indemnify Lender for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind (other than Excluded Taxes) imposed by any jurisdiction on amounts payable by Borrower to Lender under this Section 2.08, imposed on or paid by Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto (other than penalties, additions to tax, interest and expenses resulting from a delay caused by Lender). This indemnification shall be made within thirty (30) days from the date Lender makes written demand therefor.

(d) Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Lender, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Note by or on behalf of Borrower through an account or branch outside the United States or by or on behalf of Borrower by a payor that is not a United States person, if Borrower determines that no Taxes are payable in respect thereof, Borrower shall furnish, or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to Lender stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as requested in writing by Borrower (but only so long thereafter as Lender remains lawfully able to do so), provide Borrower with two original Internal Revenue Service forms W-8ECI or W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Note. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8ECI or W-8BEN, that Lender reasonably considers to be confidential, Lender shall give notice thereof to Borrower and shall not be obligated to include in such form or document such confidential information, so long as Borrower is still able to satisfy Internal Revenue Service requirements to enable it not to withhold tax on payments or, if not able to satisfy such requirements, Borrower will be entitled to withhold tax on such payments hereunder.

(f) For any period with respect to which Lender has failed to provide Borrower with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), Lender shall not be entitled to indemnification under subsection (a) or subsection (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should Lender become subject to Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as Lender shall reasonably request to assist Lender to recover such Taxes.

SECTION 2.09. Use of Proceeds. The proceeds of the Loan shall be available (and Borrower agrees that it shall use such proceeds) solely to fund or acquire Eligible Mezzanine Loans or Eligible B Notes.

SECTION 2.10. Late Charge. In the event that any installment of interest or principal shall become overdue for a period in excess of five (5) Business Days, a “late charge” in an amount equal to five percent (5%) of the amount so overdue may be charged to Borrower by Lender for the purpose of defraying the expenses incident to handling such delinquent payments. Such late charge shall be in addition to, and not in lieu of, any other remedy the Lender may have and is in addition to Lender’s right to collect reasonable fees and charges of any agents or attorneys which Lender may employ in connection with any Default.

SECTION 2.11. Security for the Advances. Subject to Section 9.12 the Advances shall constitute one general obligation of Borrower to Lender and Borrower’s obligations hereunder and under the other Loan Documents shall be secured by the Collateral Documents and the security interests and Liens granted therein.

SECTION 2.12. The Note. Borrower’s obligation to pay the principal of and interest on the Advances shall be evidenced by the Note, duly executed and delivered by Borrower on the Closing Date. The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, the Note, and the other Loan Documents.

ARTICLE III

CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Advance. The obligation of Lender to make an Advance on or after the date of this Agreement (an “Initial Advance”) is subject to the satisfaction of the following conditions precedent before or concurrently with the Closing Date:

(a) Before giving effect to the transactions contemplated by this Agreement, there shall have occurred no Material Adverse Change since August 31, 2003.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting Borrower or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on the Disclosure Schedule (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note, any other Loan Document or the consummation of the transactions contemplated hereby.

(c) Borrower shall have paid all accrued fees and expenses of Lender which Borrower is required to pay under the Loan Documents (including the accrued, reasonable fees and expenses of counsel to Lender).

(d) Lender shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to Lender (unless otherwise specified):

(i) The Note payable to the order of Lender.

(ii) Certified copies of the resolutions of the Board of Directors of Borrower approving this Agreement, the Note and each other Loan Document to which it is or is to be a party, and of all documents evidencing other necessary action and governmental and other third party approvals and consents, if any, with respect to the Advances, this Agreement, the Note and each other Loan Document.

(iii) A copy of the Organizational Documents of Borrower, together with each amendment thereto, and, in the case of the certificate of incorporation of Borrower, certified (within ten (10) days of the Closing Date) by the Secretary of State of the jurisdiction of its formation or incorporation as being a true and correct copy thereof.

(iv) A copy of a certificate of the Secretary of State of the jurisdiction of its formation, dated within ten (10) days of the Closing Date, certifying that (A) Borrower has paid all franchise taxes to the date of such certificate and (B) Borrower is duly incorporated or formed and in good standing under the laws of the State of the jurisdiction of its organization.

(v) A certificate of Borrower, signed on behalf of the Borrower by a duly authorized officer of Borrower, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (B) the absence of any event occurring and continuing, or resulting from any Advance, that constitutes a Default.

(vi) A certificate of the Secretary or an Assistant Secretary of an authorized officer of Borrower certifying the names and true signatures of the officers of Borrower authorized to sign this Agreement, the Note and each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

(vii) A security agreement in form and substance satisfactory to Lender pledging to Lender and granting Lender a security interest in all of Borrower’s right, title and interest in the Collateral described therein (such agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Security Agreement”), duly executed by Borrower, together with:

(A) acknowledgment copies of proper financing statements, delivered for filing on or before the Closing Date under the Uniform Commercial Code of such jurisdictions deemed necessary or desirable by Lender, covering the Collateral described in the Security Agreement,

(B) completed requests for information, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (A) above that name Borrower as debtor, together with copies of such other financing statements, and

(C) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that Lender may deem necessary or desirable in order to perfect and protect the Liens created thereby.

(viii) The Custodial Agreement, in form and substance satisfactory to Lender, duly executed by Borrower and Custodian.

(ix) A favorable opinion of (A) Bilzin Sumberg Baena Price & Axelrod LLP with respect to the valid existence, due authorization and execution of the Loan Documents by Borrower and (B) Bilzin Sumberg Baena Price & Axelrod LLP, special counsel for Borrower, with respect to the enforceability of the Loan Documents, in each case, in form satisfactory to Lender.

SECTION 3.02. Conditions Precedent to Each Advance. The obligation of Lender to make each Advance (including the Initial Advance), shall be subject to the satisfaction of the following further conditions precedent before or concurrently with the date of such Advance:

(a) the following statements shall be true and Lender shall have received a certificate signed by a duly authorized officer of a member of Borrower, dated the date of such Advance, stating that (and each of the giving of the applicable Notice of Borrowing and the acceptance by Borrower of the proceeds of such Advance shall constitute a representation and warranty by Borrower that both on the date of such Notice of Borrowing and on the date of such Advance such statements are true):

(i) the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date and each Mezzanine Loan or B Note, in respect in which such Advance is made, is an Eligible Mezzanine Loan or Eligible B Note, as the case may be, subject, in either case, to any exceptions approved in advance by Lender;

(ii) no event has occurred and is continuing, or would result from such Advance or from the application of the proceeds therefrom, that constitutes a Default;

(iii) the funding of such Advance would not exceed the applicable Borrowing Limit;

(iv) no Borrowing Base Deficiency in excess of the applicable Threshold Amount (based upon the Loan Values at the time of Borrower’s request for such Advance) exists with respect to any outstanding Advance; and

(v) the information relating to the Mezzanine Loans and B Notes contained in the schedule attached hereto as Exhibit C shall be attached to such certificate and such certificate shall state that said information is true and correct.

(b) Lender shall have received on or before the date of the proposed Advance, the following, each dated such day (unless otherwise specified), in form and substance satisfactory to Lender (unless otherwise specified):

(i) a Notice of Borrowing; and

(ii) a Borrowing Base Certificate and the Legal File for each Mezzanine Loan or B Note added to the Collateral since the date of the last Advance.

(c) Lender shall have received such other approvals, opinions or documents as Lender may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a) Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws and regulations of the jurisdiction of its formation, (ii) is duly licensed, qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite power and authority to own, hold or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) The execution, delivery and performance by Borrower of this Agreement, the Note and each other Loan Document to which it is or is to be a party, the consummation of the transactions contemplated hereby and thereby and the compliance by Borrower with the terms, conditions and provisions hereof and thereof, are within Borrower’s powers, have been duly authorized by all necessary corporate action, and do not (i) contravene Borrower’s Organizational Documents, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, demand, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting Borrower or any of the mortgaged properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of Borrower. Borrower is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is reasonably likely to have a Material Adverse Effect.

(c) Except as already made or obtained, no license, consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by Borrower of this Agreement, the Note or any other Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby, (ii) the grant by Borrower of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof), or (iv) the exercise by Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for items (iii) and (iv) above for which a blanket UCC-1 financing statement is required.

(d) This Agreement has been, and the Note and each other Loan Document when delivered hereunder will have been, duly executed and delivered by Borrower, for good and valuable consideration. This Agreement is, and the Note and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(e) The unaudited Consolidated balance sheet of LNR Property Corporation (“LNR”) and its Subsidiaries as at August 31, 2003, and the related Consolidated statement of income and Consolidated statement of cash flows of LNR and its Subsidiaries for the nine month period then ended, fairly represent in all material respects the Consolidated financial condition of LNR and its Subsidiaries as at such date and the Consolidated results of the operations of LNR and its Subsidiaries for the period ended on such date, all in accordance with GAAP (subject to year-end audit adjustments), and since August 31, 2003, there has been no Material Adverse Change.

(f) No information, exhibit or report furnished by Borrower to Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(g) Except for any Disclosed Litigation, there is no action, suit, investigation, litigation, arbitration or proceeding affecting Borrower, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document or the consummation of the transactions contemplated hereby.

(h) No proceeds of the Advances will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

(i) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Advances will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(j) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA.

(k) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with the Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

(l) Borrower is not (i) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Law that purports to restrict or regulate its ability to borrow money.

(m) Borrower is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect.

(n) When recorded or filed with the appropriate governmental offices, and when the documents comprising the related Legal File have been delivered to the Custodian, and the related Advance has been made, the Collateral Documents create a valid and perfected first priority lien on and security interest in all right, title and interest of the Borrower in, to and under the Collateral. Borrower is the legal and beneficial owner of, and has good title to, the Collateral free and clear of any Lien or other impediment to transfer, except for the liens and security interests created or permitted under the Loan Documents.

(o) Borrower has filed, has caused to be filed or has been included in all tax returns (federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, for which the failure to file or pay would have a Material Adverse Effect.

(p) Borrower is Solvent.

(q) The Borrower’s jurisdiction of organization is the State of Delaware and the location of Borrower’s principal place of business and chief executive office is at the address set forth in Section 9.02.

(r) Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Internal Revenue Code.

(s) Borrower is not a party to any collective bargaining agreements.

(t) Borrower will obtain each Advance as principal for its own account.

(u) Borrower has not dealt with any broker, investment banker, agent, or other Person (other than Lender or an Affiliate of Lender) who may be entitled to any commission or compensation in connection with any Advance or otherwise in connection with any of the Loan Documents.

On the date of each Advance, Borrower shall be deemed to repeat each the foregoing representations and warranties made by it.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or the Lender shall have any commitment hereunder, Borrower will:

(a) Compliance with Laws. Etc. Comply at all times, and cause each of its Subsidiaries to comply at all times, in all material respects, with all applicable laws, ordinances, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, where the failure to so comply would be reasonably likely to result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property unless the failure to pay or discharge same would not have a Material Adverse Effect; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws, the failure to comply with which would be reasonably likely to result in a Material Adverse Effect.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower or such Subsidiary operates, the failure to comply with which would reasonably likely result in a Material Adverse Effect.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name,

rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Borrower, such Subsidiary or Lender; provided, further, that the covenants contained in this Section 5.01(e) shall not require the Borrower or any of its Subsidiaries to refrain from any merger or consolidation otherwise permitted pursuant to Section 5.02(d).

(f) Visitation Rights. From time to time, upon reasonable notice and during normal business hours, permit Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the offices of, Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and the assets and business of Borrower and each such Subsidiary in accordance with GAAP.

(h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, however, Borrower or its Subsidiaries may enter into such a transaction with Affiliates so long as such transaction would not result in a Material Adverse Effect.

(i) ERISA. Deliver to Lender such certifications or other evidence from time to time, as reasonably requested by the Lender, that (1) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (2) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (3) one or more of the following circumstances is true:

(i) equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii) less than 25 percent of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e) or an investment company registered under the Investment Company Act of 1940, as amended.

(j) Servicing. Borrower, either directly or through one or more of its Affiliates, shall make all reasonable efforts to collect all payments called for under the terms and provisions of the Mezzanine Loans and B Notes comprising Collateral, shall provide reasonable advance notice to mortgagors or borrowers of required principal and/or interest payments and shall otherwise service and administer such Mezzanine Loans and B Notes in accordance with applicable law and customary and usual servicing practices consistent with the higher of (i) those that a prudent institutional commercial and multifamily mortgage investor or lender would use in servicing mortgage loans like the Mezzanine Loans and B Notes for its own account and (ii) the care, skill, prudence and diligence with which Borrower and its Affiliates service and administer commercial and multifamily mortgage loans generally.

(k) Additional Documents. Borrower shall provide Lender with copies of such documents as Lender may reasonably request (to the extent such documents are available to or can be obtained by the Borrower without unreasonable effort or expense) evidencing the truthfulness of the representations contained in any Loan Document or with respect to any Mezzanine Loan or B Note.

(l) Further Assurances. Borrower (i) shall defend the right, title and interest of the Lender in and to the Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons (other than security interests by or through Lender) and (ii) shall, at Lender’s reasonable request, take all action necessary to ensure that Lender will have a first priority security interest in the Collateral subject to any of the Advances. At any time from time to time upon the reasonable request of Lender, at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement and the other Loan Documents, including the first priority security interest granted under the Collateral Documents and of the rights and powers granted herein and in the other Loan Documents (including, among other things, filing such UCC financing statements as Lender may reasonably request).

(m) Performance. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents. Borrower shall pay and discharge all taxes, levies, liens and other charges on its assets and on the Collateral that, in each case, in any manner would create any lien or charge upon the Collateral, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(n) Change in Jurisdiction of Organization, Location of Principal Place of Business or Chief Executive Office. Borrower shall advise Lender in writing of the opening of any new chief executive office or principal place of business or the closing of any such office or place of business and of any change in Borrower’s name, jurisdiction of organization or the places where the books and records pertaining to the Collateral are held not less than fifteen (15) Business Days prior to taking any such action.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid, or Lender shall have any remaining Commitment hereunder, Borrower will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to the Mezzanine Loans or B Notes that are Collateral hereunder or any interests therein or rights thereunder or any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names Borrower as debtor, or sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens existing on the date hereof and described on Schedule B hereto;

(iv) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(v) judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively and contested in good faith and by appropriate proceeding;

(vi) easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the Borrower’s occupation, use and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

(vii) the replacement, extension or renewal of any Lien permitted by clauses (ii) and (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Lease Obligations. Create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease, including Capitalized Leases having an original term of one year or more, other than leases of equipment or office space entered into in the ordinary course of business provided that the total annual monetary obligations under any such leases shall not exceed $1,000,000 in aggregate.

(c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP as reasonably determined by Borrower.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of Borrower may merge into or consolidate with any other Subsidiary of Borrower provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a Subsidiary of Borrower and (ii) Borrower may merge into or consolidate with LNR or any of its Subsidiaries; provided, however, that if Borrower is not the surviving entity in any such permitted merger, the surviving entity must assume all of the obligations of Borrower in and to the Loan Documents.

(e) Negative Pledge. Enter into or suffer to exist any agreement prohibiting the creation or assumption of any Lien upon any of its property or assets unless such agreement shall exempt from such prohibitions Liens in favor of Lender.

(f) ERISA. Engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Lender of any of its rights under the Note, this Agreement and the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(g) Fiscal Year. Change its Fiscal Year.

(h) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on, or contemplated to be carried on, at the date hereof.

(i) Servicing. Enter into any servicing agreement or otherwise transfer servicing rights with respect to the Mezzanine Loans or B Notes with any Person that is not an Affiliate of Borrower, other than with the written consent of the Lender.

SECTION 5.03. Reporting Requirements. So long as any Advance shall remain unpaid or the Lender shall have any remaining commitment hereunder, Borrower will furnish to Lender:

(a) Default Notice. As soon as possible and in any event within five (5) days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of Borrower setting forth details of such Default and the action that Borrower has taken and proposes to take with respect thereto.

(b) Quarterly Financial. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and Consolidated statement of income of Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income of Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of Borrower as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower has taken and proposes to take with respect thereto.

(c) Annual Financial. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the annual unaudited Consolidated balance sheet of Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income of Borrower and its Subsidiaries for such Fiscal Year, together with a certificate of the chief financial officer of Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that Borrower has taken and proposes to take with respect thereto.

(d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any of its Subsidiaries of the type described in Section 4.01(g), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on Borrower or any of its Subsidiaries of the Disclosed Litigation from that described on the Disclosure Schedule.

(e) Borrowing Base Certificate. As soon as available and in any event within (a) fifteen (15) days after the end of each month and (ii) five (5) days after any prepayment, sale, transfer or other disposition of any Mezzanine Loans or B Notes, a Borrowing Base Certificate, as at the end of the previous month (or the previous week, if furnished more often than monthly), certified by a Responsible Officer of Borrower.

(f) Monthly Loan Servicing Reports. As soon as available and in any event within fifteen (15) days after the end of each calendar month, a cash flow report in form reasonably acceptable to the Lender setting forth with respect to each Mezzanine Loan and B Note the information set forth on Exhibit D attached hereto.

(g) Collateral Reports. As soon as available and in any event within fifteen (15) days after the end of each calendar quarter, a collateral report in form reasonably acceptable to the Lender setting forth such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower or the operating statements, occupancy status and other property level information with respect to the Collateral as Lender may from time to time reasonably request, and which is available to or can be obtained by the Borrower without unreasonable effort or expense.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) Borrower shall fail to pay all or the portion of the outstanding principal of any Advance when the same shall be due and payable in accordance with Section 2.03 or otherwise on the related Termination Date, (ii) Borrower shall fail to make any required payment pursuant to Section 2.04(b)(iii) within the two (2) Business Day period provided in such Section or (iii) Borrower shall fail to pay any other required payment of principal or any payment of interest on any Advance, or any other payment under any Loan Document, in each case under this clause (iii), within five (5) Business Day(s) after the same becomes due and payable; or

(b) any representation or warranty made by Borrower, LNR (or any of their respective officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made (other than in the case of the representations or warranties set forth in Exhibit H and Exhibit I hereto, the breach of which shall not constitute an Event of Default if incorrect in any material respect, provided that the Borrower obtains a Partial Release of the related Mezzanine Loan or B Note no later than three (3) Business Days after receiving notice of such incorrect representation or warranty; unless the Borrower shall have made any such representation or warranty with actual knowledge that it was materially incorrect at the time made); or

(c) Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or Section 5.02; or

(d) Borrower shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (A) a Responsible Officer of Borrower becomes aware of such failure or (B) written notice thereof shall have been given to Borrower by the Lender; or

(e) Borrower, LNR or any Subsidiaries of Borrower shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $1,000,000 (in the case of Borrower or any of its Subsidiaries) or $5,000,000 (in the case of LNR), in either case, either individually or in the aggregate (but excluding Debt outstanding hereunder) of such party, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed in full (other than by a regularly scheduled prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made (other than by a regularly scheduled offer), in each case prior to the stated maturity thereof; provided, however, that, if such failure or default shall be cured by such party and any acceleration of the related Debt rescinded, such event shall no longer constitute an Event of Default hereunder; provided, further, however, that to the extent that any failure to pay or other event, condition, declaration or requirement described in this subsection (e) relates to Debt of LNR, no Event of Default shall be deemed to have occurred unless it also has a “Material Adverse Effect” (as defined in the Guaranty); or

(f) Borrower, LNR or any Subsidiaries of Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower, LNR or any Subsidiaries of Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or Borrower, LNR or any Subsidiaries of Borrower shall take any corporate action to authorize any of the actions set forth above in this subsection (f); provided, however, that to the extent any of the foregoing relates to a Subsidiary, no Event of Default shall be deemed to have occurred unless it is reasonably likely to cause a Material Adverse Effect; or

(g) any judgment or order for the payment of money in excess of $1,000,000 shall be rendered against Borrower or any of its Subsidiaries or any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against LNR and, in either case, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that to the extent any judgment or order is rendered against a Subsidiary, no Event of Default shall be deemed to have occurred unless it also has a Material Adverse Effect; provided, further, that to the extent any judgment or order is rendered against LNR, no Event of Default shall be deemed to have occurred unless it also has a “Material Adverse Effect” (as defined in the Guaranty); or

(h) any non-monetary judgment or order shall be rendered against Borrower, LNR or any Subsidiaries of Borrower that is reasonably likely to have a Material Adverse Effect, in the case of Borrower or any Subsidiaries of Borrower, or a “Material Adverse Effect” (as defined in the Guaranty), in the case of LNR, and, in any such case, there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or Section 3.02 shall for any reason cease to be valid and binding on or enforceable against Borrower or LNR, or Borrower or LNR shall so state in writing;

(j) any Collateral Document after delivery thereof pursuant to Section 3.01 or 3.02 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby, unless Borrower shall obtain a release of each affected Mezzanine Loan or B Note in accordance with the terms and conditions of Article VIII by prepaying the Release Price with respect to each such Mezzanine Loan or B Note within five (5) Business Days after notice of such event; or

(k) LNR shall fail to perform or observe any term, covenant or agreement contained in the Guaranty;

then, and in any such event, Lender may declare its obligation to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by written notice to Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to Borrower under the Federal Bankruptcy Code, (x) the obligation of Lender to make Advances shall automatically be terminated and (y) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment. demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

ARTICLE VII

SECONDARY MARKET; SERVICING

SECTION 7.01. Participations.

(a) Lender may sell participations to one or more Persons (other than its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note held by it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Lender shall remain the holder of any such Note for all purposes of this Agreement.

(b) Lender may, in connection with any participation or proposed participation pursuant to this Section 7.01, disclose to the participant or proposed participant any information relating to Borrower furnished to Lender by or on behalf of Borrower; provided, however, that, prior to any such disclosure, the participant or proposed participant shall agree to preserve the confidentiality of any information received by it from Lender.

(c) Notwithstanding any other provision set forth in this Agreement, Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 7.02. Servicing. On or after the Closing Date, Lender shall have the right to transfer the servicing of the Loan and administration of the Loan Documents to a loan servicer designated by Lender in its sole discretion (together with any servicer appointed by Lender “Loan Servicer”). From and after the engagement of the Loan Servicer (a) the Loan Servicer shall have such right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents; (b) Borrower shall deliver to the Loan Servicer duplicate originals of all notices and other instruments which Borrower may deliver pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by Borrower shall be of any force or effect unless delivered to Lender and Loan Servicer as provided above); and (c) Lender shall deliver to Borrower written notice of such transfer with a copy of the agreement with the Loan Servicer at least three (3) days prior to such transfer.

ARTICLE VIII

PARTIAL RELEASE OF COLLATERAL

SECTION 8.01. Partial Release of Collateral. Borrower shall be entitled to a partial release of the applicable Mezzanine Loan or B Note and release of Lender’s security interests and liens thereon (a “Partial Release”) subject to the following terms and conditions:

(a) Borrower shall have delivered to the Lender a written request for a Partial Release in the form of Exhibit G which request shall include (A) the proposed effective date of the Partial Release and (B) documents effecting the Partial Release in form and substance satisfactory to Lender;

(b) No Default or Event of Default shall have occurred and be continuing, unless the Partial Release of the applicable Collateral shall cure such Default or Event of Default;

(c) Lender shall have received, simultaneously with the Partial Release, prepayment in full of the Release Price with respect to the Mezzanine Loans or B Notes subject to the requested Partial Release (reduced by application of any amounts applied pursuant to Section 2.04), and payment of all reasonable costs and expenses, including, without limitation, legal fees and disbursements, incurred by Lender in effecting the Partial Release; and

(d) Lender shall have received, simultaneously with the Partial Release, a certificate signed by a duly authorized officer of Borrower, dated the date of the Partial Release, stating that (A) all of the conditions set forth in this Section 8.01 have been satisfied and (B) the Partial Release of the applicable Mezzanine Loan or B Note complies with all of the terms and provisions of this Agreement.

Provided the conditions precedent to such Partial Release set forth in this Section 8.01 have been satisfied, Lender shall, simultaneously with such payment, execute and deliver to Borrower all documents provided by Borrower and required to effect the Partial Release and deliver to Borrower all documents comprising the related Legal File in its possession.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to Borrower, at its address at c/o LNR Property Corporation, 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139, Attention: Ms. Shelly Rubin, Chief Financial Officer, and if to the Lender, at its address at 60 Wall Street, 10th Floor, New York, New York 10005, Attention: Mr. Chris Tognola; or as to each other party, at such other address as shall be designated by such party in a written notice to Borrower and Lender. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective five (5) days after deposited in the mails, when delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, one day after delivered to a reputable overnight courier or otherwise upon receipt, respectively, except that notices and communications to Lender pursuant to Article II, III or VII shall not be effective until received by Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 9.03. No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs, Expenses.

(a) The Borrower agrees to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all out-of-pocket due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for Lender with respect thereto, with respect to advising Lender as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with Borrower or with other creditors of Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto); provided, however, that such reasonable fees of counsel for Lender in connection with the establishment of the facility contemplated by this Agreement shall not exceed $50,000; and (ii) all out-of-pocket costs and expenses of Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Lender and with respect thereto).

(b) Borrower agrees to indemnify and hold harmless Lender, the Loan Servicer and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Advances, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition or (ii) the actual or alleged presence of Hazardous Materials on any mortgaged property securing a B Note or related to a Mezzanine Loan which constitutes Collateral or any Environmental Action relating in any way to any mortgaged property securing a B Note or related to a Mezzanine Loan which constitutes Collateral, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrower also agrees not to assert any claim against Lender or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby.

(c) Without limitation to the provisions of Section 2.04(a), if any payment of principal of any Eurodollar Rate Advance is made by the Borrower other than on the last day of the applicable Interest Period, as a result of an acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, Borrower shall, upon demand by the Lender, pay to the Lender an amount sufficient to compensate the Lender for any LIBOR Breakage with respect to such payment.

(d) If Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Borrower by Lender, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of Borrower hereunder or under any other Loan Document, the agreements and obligations of Borrower contained in this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default the Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender or such Affiliate to or for the credit or the account of Borrower against any and all of the Obligations of Borrower then owing whether now or hereafter existing under this Agreement and the Note. Lender agrees promptly to notify Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Lender and its Affiliates may have under applicable law.

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower and Lender and thereafter shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that (i) Borrower shall not have the right to assign its rights hereunder or any interest herein (other than in connection with a merger or consolidation permitted under Section 5.02(d) hereof) without the prior written consent of Lender and (ii) Lender shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Borrower, except in the case of an assignment by Lender to an entity which is not a direct competitor of LNR and which has a long-term debt rating of at least “BBB” (or its equivalent) from at least one statistical rating agency of national standing.

SECTION 9.07. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.08. Jurisdiction, Etc.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10. Waiver of Jury Trial. To the maximum extent permitted by law, each of Borrower and Lender irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 9.11. Confidentiality. Borrower and Lender acknowledge and agree on behalf of themselves and each of their respective Affiliates, directors, officers, members, employees and agents that the existence, terms and conditions of the facility contemplated by this Agreement are confidential and shall not be disclosed by either party without the prior written consent of the other party except to the extent required (a) by applicable laws or (b) in connection with any litigation to which the applicable Person is a party. Without limiting the foregoing, Borrower shall not advertise, publish or promote the existence of this facility or the identity of the Lender or any of its Affiliates to loan customers of Borrower as a source of ultimate funding for loans or otherwise.

SECTION 9.12. Recourse Limitation.

(a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document (but subject to the provisions of this Section 9.12), Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement or in the Note by any action or proceeding to collect damages or wherein a money judgment or any deficiency judgment or order or any judgment establishing any personal obligation or liability shall be sought against Borrower or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent or affiliate of Borrower or any person owning, directly or indirectly, any legal or beneficial interest in Borrower, or any successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”). Lender may bring any appropriate action or proceeding to enable Lender to enforce and realize upon the Collateral Documents, and the interest in the Mezzanine Loans, B Notes and other Collateral given to Lender pursuant to the Collateral Documents; provided, however, subject to the provisions of this Section 9.12, that any judgment in any action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Mezzanine Loans, B Notes and any other Collateral given to Lender in connection with the Note. Lender agrees that it shall not, except as otherwise provided below, sue for or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, or the other Loan Documents.

(b) The provisions of subsection (a) above shall not (i) constitute a waiver, release or impairment of any Obligations of Borrower under the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for under Collateral Documents; (iii) affect the validity or enforceability of any indemnity, guaranty, master lease or similar instrument made in connection with the Loan Documents; or (iv) impair the right of Lender to obtain the appointment of a receiver.

(c) Notwithstanding the provisions of subsection (a) to the contrary, Borrower shall be personally liable to Lender for the losses Lender incurs due to: (i) fraud or intentional misrepresentation by Borrower or any other person or entity in connection with the execution and the delivery of this Agreement, the Note, or the other Loan Documents; (ii) Borrower’s misapplication or misappropriation of principal payments received by Borrower with respect to any Mezzanine Loan or B Note; or (iii) criminal acts perpetrated by it.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

LNR DB FACILITY MORTGAGES, INC.

By:	/s/ MARK A. GRIFFITH

Name:	Mark A. Griffith
Title:	Vice President

LENDER:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:	/s/ CHRISTOPHER E. TOGNOLA

Name:	Christopher E. Tognola
Title:	Director

By:	/s/ ROBERT D. BURNS

Name:	Robert D. Burns
Title:	Managing Director

Schedule A

Domestic and Eurodollar Lending Offices of Lender

Domestic Lending Office

60 Wall Street, 10th Floor

New York, New York 10005

Eurodollar Lending Office

60 Wall Street, 10th Floor

New York, New York 10005

Schedule B

Disclosure Schedule

None.

Schedule C

Legal File

With respect to each Mezzanine Loan (provided, that, in the case of a Mezzanine Loan in the form of a participation interest, the original participation agreement, together with copies of each of the applicable documents listed below shall be delivered):

(i) The original mezzanine note signed in connection with the Mezzanine Loan bearing all intervening endorsements, endorsed “Pay to the order of                      without recourse” and signed in the name of the last endorsee by an authorized Person (in the event that the mezzanine note was acquired by the last endorsee in a merger, the signature must be in the following form: “[last endorsee], successor by merger to [name of predecessor]”; in the event that the Mezzanine Loan was acquired or originated by the last endorsee while doing business under another name, the signature must be in the following form: “[last endorsee], formerly known as [previous name]”).

(ii) The original of the loan agreement and the guarantee, if any, executed in connection with the Mezzanine Loan.

(iii) The original intercreditor or loan coordination agreement, if any, executed in connection with the Mezzanine Loan.

(iv) The original security agreement executed in connection with the Mezzanine Loan.

(v) Copies of all documents relating to the formation and organization of the borrower of such Mezzanine Loan, together with all consents and resolutions delivered in connection with such borrower’s obtaining the Mezzanine Loan.

(vi) All other documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting such Mezzanine Loan, or otherwise executed or delivered in connection with, or otherwise relating to, such Mezzanine Loan, including all documents establishing or implementing any lockbox pursuant to which Borrower is entitled to receive any payments from cash flow of the underlying real property.

(vii) The assignment of Mezzanine Loan sufficient to transfer to Lender as collateral security for the Obligations of Borrower under the Loan Documents all of Borrower’s rights, title and interest in and to the Mezzanine Loan.

(viii) A copy of the borrower’s opinion of counsel (if any).

(ix) A copy of the UCC financing statements, certified as true and correct by the Borrower, and all necessary UCC continuation statements with evidence of filing thereon or copies thereof certified by the Borrower to have been sent for filing, and UCC assignments executed by the Borrower in blank, which UCC assignments shall be in form and substance acceptable for filing.

(x) The original certificates representing the pledged equity interests (if any).

(xi) Stock powers relating to each pledged equity interest, executed in blank, if an original stock certificate is provided.

(xii) Assignment of any management agreements, agreements among equity interest holders or other material contracts collaterally assigned to the Borrower in connection with the Mezzanine Loan.

(xiii) If no original stock certificate is provided, evidence (which may be an officer’s certificate confirming such circumstances) that the pledged ownership interests have been transferred to, or otherwise made subject to a first priority security interest in favor of, the Borrower.

With respect to each B Note:

(i) the original or a copy of each of the following documents:

(a) the related A Note bearing all intervening endorsements.

(b) any guarantee executed in connection with the related A Note (if any).

(c) the underlying mortgage with evidence of recording thereon.

(d) all assumption, modification, consolidation or extension agreements with evidence of recording thereon.

(e) the attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable marked commitment to issue the same.

(f) any security agreement, chattel mortgage or equivalent document executed in connection with the related mortgage loan.

(g) the assignment of leases and rents, if any, with evidence of recording thereon.

(h) all intervening assignments of assignment of leases and rents, if any with evidence of recording thereon.

(i) the UCC financing statements, certified as true and correct by Borrower, and all necessary UCC continuation statements with evidence of filing thereon.

(j) an environmental indemnity agreement (if any) from the mortgagor.

(k) an omnibus assignment in blank (if any).

2

(l) a disbursement letter from the mortgagor to the original mortgagee (if any).

(m) the mortgagor’s certificate or title affidavit (if any).

(n) a survey of the mortgaged property (if any) as accepted by the title company for issuance of the title insurance policy.

(o) the mortgagor’s opinion of counsel (if any).

(p) an assignment of permits, contracts and agreements (if any) from the mortgagor.

(ii) the original of any participation agreement, intercreditor agreement and/or servicing agreement executed in connection with the B Note; and

(iii) the assignment of B Note sufficient to transfer to Lender as collateral security for the Obligations of Borrower under the Loan Documents all of Borrower’s rights, title and interest in and to the B Note.

3

Exhibit A

Form of Promissory Note

Exhibit B

Form of Borrowing Base Certificate

                    , 200

Deutsche Bank AG, Cayman Islands Branch

60 Wall Street, 10th Floor

New York, New York 10005

Attention: Chris Tognola

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of February 6, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) between LNR DB FACILITY MORTGAGES, INC., a Delaware corporation (the “Borrower”), and DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH, a branch of a banking institution (the “Lender”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the same meaning.

As of this the          day of                     , 200_, Borrower hereby certifies and represents to Lender in accordance with Section 3.02 that the following statements are true and complete:

1. The aggregate principal amount of the Advances outstanding is                                  ($                    ).

2. The aggregate Loan Value of the Collateral is                                  ($                    ).

3. No Borrowing Base Deficiency in excess of the applicable Threshold Amount exists with respect to any outstanding Advance.

Very truly yours,

LNR DB FACILITY MORTGAGES, INC.

By:

Name:
Title:

Exhibit C

Form of Loan Schedule

1.	The loan number is:

2.	The street address (including city, state and zip code) of the mortgaged property is:

3.	The block and lot description of the mortgaged property is:

4.	The original principal amount of the [Mezzanine Loan] [B Note] is:

5.	The maturity date under the [Mezzanine Loan] [B Note] is:

6.	The monthly amount due under the [Mezzanine Loan] [B Note] is:

7.	The interest rate under the [Mezzanine Loan] [B Note] is:

8.	The amount of principal and interest due on the applicable maturity date is:

9.	The use of the mortgaged property is:

10.	The appraised value of the mortgaged property as of , 200 is:

11.	The borrower’s name under the [Mezzanine Loan] [B Note] is:

12.	The borrower’s name under the related mortgage loan is:

13.	The mortgaged property is a fee simple interest in real property and improvements described (except as otherwise noted) as follows:

14.	The mortgage loan is contemplated to evidence the following lien on the mortgaged property (to the extent not otherwise indicated hereafter, the lien is a first lien):

Exhibit D

Form of Monthly Loan Servicing Report

[TO BE ATTACHED]

Exhibit E

Form of Custodial Agreement

Exhibit F

Form of Notice of Borrowing

Deutsche Bank AG, Cayman Islands Branch (“DBAG”), as Lender under the Credit Agreement referred to below 60 Wall Street, 10th Floor New York, New York 10005

Attention: Chris Tognola

Ladies and Gentlemen:

The undersigned, LNR DB Facility Mortgages, Inc., refers to the Credit Agreement dated as of February 6, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), between the undersigned and DBAG, as Lender, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests an Advance under the Credit Agreement (the “Proposed Advance”), and in that connection sets forth below the information relating to such Proposed Advance required by Section 2.02 of the Credit Agreement:

1.	The Business Day of the Proposed Advance is .

2.	The amount of the Proposed Advance is .

3.	With respect to a Proposed Advance which is a B Note Advance:

(a) the outstanding principal amount of the related A Note is                     ,

(b) the outstanding principal amount of the related B Note (or B Notes, as applicable) [is] [are] as follows:                                         .

4.	The related Property Value is .

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance:

1.	the representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Advance, before and after giving effect to the Proposed Advance and to the application of the proceeds therefrom, as though made on and as of such date;

2.	no event has occurred and is continuing, or would result from such Proposed Advance or from the application of the proceeds therefrom, that constitutes a Default; and

3.	each Mezzanine Loan related to such Proposed Advance constitutes an Eligible Mezzanine Loan and each B Note related to such Proposed Advance constitutes an Eligible B Note.

Very truly yours,

LNR DB FACILITY MORTGAGES, INC.

By:

Name:
Title:

2

Exhibit G

Form of Request for Partial Release

The undersigned Responsible Officer of LNR DB Facility Mortgages, Inc., a Delaware corporation (“Borrower”), hereby certifies to Deutsche Bank AG, Cayman Islands Branch, a branch of a banking institution (“Lender “),                     , a              (“Servicer”), as follows and makes the requests set forth below:

1. Pursuant to Section 8.01 of the Credit Agreement between Borrower and Lender, dated as of February 6, 2004 (the “Credit Agreement”), Borrower requests a Partial Release of the following [Mezzanine Loan] [B Note] (the “Asset”):

The effective date and place of closing of the sale or Partial Release are as follows:

___________________________________________________________

___________________________________________________________

Borrower agrees to provide any additional information or documents regarding the released Asset in form and substance satisfactory to Lender that Lender may require. The Borrower agrees to pay all costs and expenses of Lender and Servicer incurred in connection with this Partial Release.

Borrower warrants either that no Default or Event of Default has occurred and is continuing or that such Default or Event of Default shall be cured by the Partial Release of the applicable Collateral.

This request for Partial Release complies with all terms and provisions of the Credit Agreement, including Section 8.01.

Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement unless the context clearly requires otherwise.

IN WITNESS WHEREOF, I have hereunto set my hand as of this              day of                     , 200  .

LNR DB FACILITY MORTGAGES, INC.

By:

Name:
Title:

Exhibit H

Representations and Warranties for Mezzanine Loans

With respect to each Mezzanine Loan, the Borrower represents and warrants on the date of the related Advance as follows, other than as set forth on the exception report provided to Lender in accordance with the Agreement:

(1) Loan Information. The information set forth in the Loan Schedule is complete, true and correct in all material respects.

(2) No Default or Dispute Under Documents. There exists no material default, breach, violation or event of acceleration (and no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the Mezzanine Loan, in any such case to the extent the same materially and adversely affects the value of the Mezzanine Loan and the related underlying real property.

(3) No Offsets, Defenses or Counterclaims. There is no valid offset, defense or counterclaim to such Mezzanine Loan.

(4) Equity Pledges. The pledge of ownership interests securing such Mezzanine Loan has been fully perfected in favor of Borrower as mezzanine lender and, except as otherwise expressly contemplated in the definition of “Mezzanine Loan,” relates to all direct or indirect equity or ownership interests in the underlying real property owner (so that, except for the equity interests pledged to Borrower or as otherwise expressly contemplated in the definition of “Mezzanine Loan,” there are no direct or indirect equity or ownership interests in the underlying real property owner or in any constituent entity).

(5) Lockbox. The lockbox administrator, if any, is not an Affiliate of Borrower.

(6) Enforceability. Each of the documents comprising the related Legal File have been duly and properly executed by the parties thereto, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The Mezzanine Loan is not usurious. The pledge of Mezzanine Loan constitutes the legal, valid and binding pledge of such Mezzanine Loan from Borrower to or for the benefit of Lender and Borrower has validly perfected all security interests created pursuant to the documents comprising the related Legal File.

(7) Waivers and Modifications. The terms of the documents comprising the related Legal File have not been impaired, waived, altered or modified in any material respect (other than by a written instrument which is included in the related Legal File).

(8) No Consents. No consent or approval by any third party is required for any such pledge of such Mezzanine Loan, for Lender’s exercise of any rights or remedies under the pledge of Mezzanine Loan, or for Lender’s sale or other disposition of such Mezzanine Loan if Lender acquires title thereto, other than consents and approvals which have been obtained. No third party (including underlying real property owner and underlying real property mortgagee) holds any “right of first refusal,”

“right of first negotiation,” “right of first offer,” purchase option, or other similar rights of any kind on account of the occurrence of any of the foregoing. No other impediment exists to any such transfer.

(9) Certain Representations and Warranties. All representations and warranties in the documents comprising the related Legal File and in the underlying real property mortgage documents are true and correct in all material respects.

(10) Parties Authorized. To the extent required under applicable law as of the date of the related Advance, each party to the documents comprising the related Legal File was authorized to do business in the jurisdiction in which the related underlying real property is located at all times when it held the Mezzanine Loan to the extent necessary to ensure the validity and enforceability of such Mezzanine Loan.

(11) No Advances of Funds. No party to the documents comprising the related Legal File has advanced funds on account of any default under the Mezzanine Loan or under the underlying real property mortgage documents.

(12) Servicing. If applicable, the servicing and collection practices used by Borrower for the Mezzanine Loan have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable Mezzanine Loans.

(13) No Assignment. Borrower has not effectuated any transfer, sale, assignment, hypothecation, or other conveyance of any of its rights and obligations under any document included in the related Legal File, except in connection with the Agreement.

(14) No Bankruptcy. To Borrower’s actual knowledge, none of the following parties is a debtor in any state or federal bankruptcy or insolvency proceeding: Borrower; underlying real property owner; or underlying real property mortgagee.

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Exhibit I

Representations and Warranties for B Notes

(1) Loan Information. The information set forth in the Loan Schedule is complete, true and correct in all material respects.

(2) No Default or Dispute Under Documents. There exists no material default, breach, violation or event of acceleration (and no event which, with the passage of time or the giving of notice, or both, would constitute any of the foregoing) under the documents evidencing or securing the B Note, in any such case to the extent the same materially and adversely affects the value of the B Note and the related underlying real property.

(3) No Offsets, Defenses or Counterclaims. There is no valid offset, defense or counterclaim to such B Note.

(4) Lockbox. The lockbox administrator, if any, is not an Affiliate of Borrower.

(5) Enforceability. Each of the documents comprising the related Legal File have been duly and properly executed by the parties thereto, and each is the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). The B Note is not usurious. The pledge of B Note constitutes the legal, valid and binding pledge of such B Note from Borrower to or for the benefit of Lender and Borrower has validly perfected all security interests created pursuant to the documents comprising the related Legal File.

(6) Waivers and Modifications. The terms of the documents comprising the related Legal File have not been impaired, waived, altered or modified in any material respect (other than by a written instrument which is included in the related Legal File).

(7) No Consents. No consent or approval by any third party is required for any such pledge of such B Note, for Lender’s exercise of any rights or remedies under the pledge of B Note, or for Lender’s sale or other disposition of such B Note if Lender acquires title thereto, other than consents and approvals which have been obtained. No third party (including underlying real property owner and underlying real property mortgagee) holds any “right of first refusal,” “right of first negotiation,” “right of first offer,” purchase option, or other similar rights of any kind on account of the occurrence of any of the foregoing. No other impediment exists to any such transfer.

(8) Certain Representations and Warranties. All representations and warranties in the documents comprising the related Legal File and in the underlying documents for the performing commercial mortgage loan secured by a first lien on a multifamily or commercial property to which such B Note relates are true and correct in all material respects.

(9) Parties Authorized. To the extent required under applicable law as of the date of the related Advance, each party to the documents comprising the related Legal File was authorized to do business in the jurisdiction in which the related underlying real property is located at all times when the Borrower held the B Note to the extent necessary to ensure the validity and enforceability of such B Note.

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(10) No Advances of Funds. No party to the documents comprising the related Legal File has advanced funds on account of any default under the B Note or under the underlying real property mortgage documents.

(11) Servicing. The servicing and collection practices used by Borrower for the B Note have complied with applicable law in all material respects and are consistent with those employed by prudent servicers of comparable B Notes.

(12) No Assignment. Borrower has not effectuated any transfer, sale, assignment, hypothecation, or other conveyance of any of its rights and obligations under any document included in the related Legal File, except in connection with the Agreement.

(13) No Bankruptcy. To Borrower’s actual knowledge, none of the following parties is a debtor in any state or federal bankruptcy or insolvency proceeding: Borrower; underlying real property owner; or underlying real property mortgagee.

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